EX-FILING FEES

Calculation of Filing Fee Tables

Form F-4

(Form Type)

MOUNTAIN CREST ACQUISITION CORP. III

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Being Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be paid	Equity	Ordinary Shares(1)	Other	103,791,650	—	$880.02	$0.0001102	$0.10

		Total Offering Amounts		103,791,650	—	$880.02		$0.10
		Total Fees Previously Paid						$—
		Net Fee Due						$0.10

(1) Based on the maximum number of Ordinary Shares, with a par value of $0.0001 per share (“Ordinary Shares”), of the registrant issuable upon a business combination (the “Business Combination”) involving Mountain Crest Acquisition Corp. III (“MCAE”) and ETAO International Group (“ETAO”) issuable as consideration in connection with the Business Combination to holders of ordinary shares of ETAO in accordance with the terms of the Agreement and Plan of Merger, dated January 27, 2022, as amended on June 7, 2022 and October 17, 2022. This number includes: (1) 1,596,706 Ordinary shares to be issued to MCAE Public Shareholders, (2) 561,053 Ordinary Shares underlying MCAE’s Rights as converted, including the Rights underlying the Private Units, (3) 100,000,000 Ordinary Shares to be issued to existing shareholders of ETAO International Corp. (including Ordinary Shares to be issued to Wensheng Liu), (4) 1,633,891 Ordinary Shares issued to the MCAE Sponsor, MCAE directors, certain affiliates of ETAO and certain other shareholders, including Class A Ordinary Shares underlying the MCAE Private Units. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”) ETAO, a corporation, is a private company no market exists for its securities and ETAO has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the ETAO securities expected to be exchanged in the Business Combination.

(3) Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.000011020.